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EXHIBIT 4.15
                           PURCHASE AND SALE AGREEMENT



         This PURCHASE AND SALE AGREEMENT (this "Agreement") dated as of September 8, 1997 by and among CABOT OIL & GAS CORPORATION, a Delaware Corporation, CRANBERRY PIPELINE CORPORATION, a Delaware Corporation and BIG SANDY GAS COMPANY, a Delaware Corporation (hereinafter jointly referred to as "Seller") and LOMAK PETROLEUM, INC., a Delaware Corporation, (hereinafter referred to as "Purchaser").


                              W I T N E S S E T H:


         WHEREAS, Seller desires to sell to Purchaser certain producing oil and gas leasehold assets and related equipment and to transfer the liabilities and obligations relating to and corresponding with such assets and equipment, and Purchaser desires to acquire from Seller such producing oil and gas leasehold assets and related equipment and will accept and assume the related and corresponding liabilities and obligations under the terms and conditions herein set forth.

         NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements, assumptions of liabilities and obligations, and conditions contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   Definitions

         As used in this Agreement, terms shall have the following respective meanings:

         Adjustment Estimate:  As defined in Section 2.05(A).

         Affiliate: Any Person that, directly or indirectly, or through one or more intermediaries, controls, is controlled by or is under common control with a party to this Agreement.

         Agreed Interest Rate:  Seven percent (7%) per year.

         Assets:  As defined in Section 2.01.

         Books and Records: Seller's existing leasehold files, land files, mineral rights files (where applicable), field equipment files, oil and gas interest files, contract files, rights of way files, abstracts (if any), well files, title opinions, curative information, land maps, electric logs, prospect maps, engineering research files and records, core data, digital well records, digital maps, geologic maps, production balancing agreements, and accounts directly (and only) related to the Assets including any and all electronic data files related thereto.

         Closing: The closing of the purchase and sale transaction contemplated by this Agreement.

         Closing Date:  The date of the Closing.

         Deductible Amount: An amount equal to ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00).

         Designated Title Defects:  As defined in Section 7.04.

         Effective Time:  As defined in Section 2.01.


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Jeffery A. Bynum
Lomak Petroleum, Inc.
September 8, 1997
Page 2



         Encumbrances:   Any mortgage, lien, security interest, pledge, charge,
encumbrance, claim, limitation, irregularity, burden or defect.

         Environmental Condition: Any existing condition to the soil, subsurface, surface waters, groundwaters, atmosphere or other environmental medium, whether or not yet discovered, which could result in any damage, loss, cost, expense, claim, demand, investigation, lien or liability relating to the Assets under any Environmental Statute.

         Environmental Deductible Amount: An amount equal to ONE MILLION AND NO/100 DOLLARS ($1,000,000.00).

         Environmental Statute: The Resource Conservation and Recovery Act of 1976, as amended prior to the Closing Date, 42 U.S.C. Sections 6901 et seq. ("RCRA"), the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 as amended prior to the Closing Date, 42 U.S.C. Sections 9601 et seq. ("CERCLA"), and all regulations issued thereunder prior to the Closing Date, and all other Legal Requirements relating to air or water quality, hazardous or solid wastes, hazardous substances or any other environmental matters.

         Final Settlement Statement:  As defined in Section 2.05(B).

         Gas Balancing Arrangement: Any circumstance pursuant to which a Person (including Seller) that owns an interest in the Leaseholds or Mineral Properties or any unit or joint operating agreement in which the Leaseholds or Mineral Properties are included or any pipeline purchaser has taken or received, or failed to have received, any amount of Hydrocarbons under any gas balancing agreements, Oil and Gas Contracts, or under any other circumstances, including any rights at law or in equity, that permit any other Person later to "balance" (whether in kind, in cash or otherwise) by taking for the account of such other person or pipeline purchaser any disproportionate allocation of Hydrocarbons or their sale proceeds.

         Hancock Letter Agreement:  As defined in Section 13.02(I).

         Hancock Properties:  As defined in Section 13.02(I).

         Hydrocarbons: Crude oil, natural gas, natural gas liquids and other gaseous and liquid hydrocarbons or any combination thereof.

         Lease Burdens: All royalty interests, overriding royalty interests, production payments, net profits interests or other similar interests that constitute a burden on, are measured by or are payable out of the production of, Hydrocarbons or the proceeds realized from the sale or other disposition thereof.

         Leaseholds:  As defined in Section 2.01.

         Legal Requirements: Any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation of, including the terms of any license, permit, certificate, or abandonment approval issued by, any governmental authority in existence prior to, at the time of, or after the Closing Date.

         Like-Kind Exchange:  As defined in Section 11.04.

         Mineral Properties:  As defined in Section 2.01.

         Net Revenue Interest: An interest (expressed as a percentage) in and to Hydrocarbons produced and saved from or allocated to a Leasehold after deducting all applicable Lease Burdens.


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Jeffery A. Bynum
Lomak Petroleum, Inc.
September 8, 1997
Page 3

         Oil and Gas Contracts: Any contracts that affect or relate to the Leaseholds or the Hydrocarbons covered thereby including amendments to and claims under oil and gas contracts. "Oil and Gas Contracts" includes acreage contribution agreements, advance payment agreements, bottom hole agreements, division orders, drilling contracts, dry hole agreements, exploration agreements, farmin and farmout agreements, gas balancing agreements (including claims to recover natural gas or money under gas balancing agreements for Seller's underproduction before the Effective Time), natural gas and oil sales, exchange, treating and processing contracts, operating agreements, participation agreements, storage agreements, support agreements, transfer orders, transportation agreements, and water rights agreements.

         Operating Agreements: Joint operating agreements covering the Assets or joint operating agreements to which the Assets are subject.

         Option Agreement:  As defined in Section 13.02(J).

         Option Purchase Price:  As defined in Section 13.02(J).

         Overriding Royalty Interest: An interest in oil, gas and other minerals produced at the surface, free of the expense of production (but not transportation or marketing) and in addition to the usual landowner's royalty reserved to the lessor in an oil and gas lease.

         Performance Deposit:  As defined in Section 2.03.

         Permitted Encumbrances: Those encumbrances described in the Assignment, Bill of Sale, and Conveyance attached as Exhibit "B" to this Agreement and the following items,

         (i) Encumbrances that arise under Oil and Gas Contracts of a type and nature customary in the oil and gas industry to secure the payment of amounts that are not yet delinquent or, if delinquent, are being contested in good faith in the ordinary course of business;

         (ii) Encumbrances that arise as a result of pooling and unitization agreements, declarations, farmouts/farmins, pooling designations, orders or laws;

         (iii) Encumbrances securing payments to mechanics and materialmen, and Encumbrances securing payment of taxes or assessments that are, in either case, not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business;

         (iv)              consents to assignment by governmental authorities
                           (a) that have been obtained on or prior to the Closing Date or (b) that are customarily obtained after the delivery of the conveyance of the nature contemplated by this Agreement;

         (v) conventional rights of reassignment obligating Seller to reassign its interest in any portion of the Assets to a third party in the event it intends to release or abandon such interest prior to the expiration of the primary term or other termination of such interest;

         (vi) easements, rights of way, servitudes, permits, surface leases, surface use restrictions and other surface uses and impediments, on, over or in respect to any of the Assets that are not such as to interfere materially with the operation, value or use of the Assets, taken as a whole;


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Jeffery A. Bynum
Lomak Petroleum, Inc.
September 8, 1997
Page 4


         (vii) such Title Defects as Purchaser expressly waives in writing or which are waived by Closing or operation of Section 7.04;

        (viii) rights reserved to or vested in any governmental authority to control or regulate any of the Assets in any manner, and all applicable Legal Requirements;

          (ix) matters described in any schedule to this Agreement;
               and

           (x) any Encumbrance the enforcement of which is barred under applicable statute of limitations.

         Person: An individual, group, partnership, corporation, trust or other entity.

         Pipeline: As defined in Section 2.01

         Purchase Price:  As defined in Section 2.03.

         Purchaser:  As defined in the preamble to this Agreement.

         Purchaser Indemnified Loss: Any loss, damage or expense (including reasonable attorneys' fees, expert witness fees and court costs) sustained by Purchaser arising out of or resulting from any inaccuracy in or breach of any of the representations, warranties or covenants made by Seller in this Agreement; provided "Purchaser Indemnified Loss" shall not refer to or include any remedy under Article VII.

         Seller:  As defined in the preamble to this Agreement.

         Seller Employees:  As defined in Section 12.01.

         Seller Indemnified Loss: Any loss, damage or expense (including reasonable attorneys' fees, expert witness fees and court costs) sustained by Seller arising out of or resulting from (i) any inaccuracy in or breach of any of the representations, warranties or covenants made by Purchaser in this Agreement or (ii) the payment or other disposition of the amounts paid to Purchaser under Section 3.02(D).

         Seller's Knowledge: The actual knowledge of the managerial employees of Seller in charge of the particular matter or function at the level of District Superintendent or above within Seller's organization.

         Tax Credit Properties:  As defined in Section 13.02 (J).

         Tax Credit Properties Letter Agreement: As defined in Section 13.02
(J).

         Tax Credit Properties Purchase Price:  As defined in Section 13.02 (J).

         Title Defect: Any Encumbrance, other than a Permitted Encumbrance, that would (a) cause Seller to own less than the Net Revenue Interest in a Leasehold shown on Exhibit "A" to the Agreement or (b) obligates Seller to pay and bear a share of the costs and risks of exploring, developing and operating a Leasehold greater than the Working Interest shown on Exhibit "A" to the Agreement.

         Title Defect Amount:  As defined in Section 7.04.

         Title Defect Deductible Amount: An amount equal to TWO MILLION AND NO/100 DOLLARS ($2,000,000.00)


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Jeffery A. Bynum
Lomak Petroleum, Inc.
September 8, 1997
Page 5


         Unit Agreements: Pooling and/or unit agreements covering the Assets to which the Assets are subject.

         Working Interest: The interest in the full and entire leasehold estate created by virtue of the Leaseholds and all rights and obligations of every kind and character appurtenant thereto, or arising therefrom.


                                   ARTICLE II

                                Purchase and Sale

         2.01. Conveyance and Transfer of Assets. Seller and Purchaser, intending to be bound by this Agreement, hereby agree that, at Closing, subject to the terms and conditions of this Agreement, Seller shall convey, transfer, assign and deliver, "as is" and "where is", the right, title and interest of Seller in the wells on the lands covered by the leaseholds described in Exhibit "A", including all of Seller's right, title and interest in (i) the oil and gas, and oil, gas, and mineral leases, described in Exhibit "A" hereto ("Leaseholds"); and (ii) the oil and gas, and oil, gas, and mineral fee estates created by the mineral deeds described in Exhibit "A" ("Mineral Properties") EXCEPTING AND RESERVING, however, to Seller fifty percent (50%) of all oil and gas and oil, gas, and mineral rights and interests in, under, and created by said leases and mineral deeds in and to all depths below the top of the Queenston Formation, such reserved rights and interests being proportionately reduced in the event Seller owns less than the entire interest in and to such leases and mineral fee estates, with and subject to any Unit Agreements and Seller's rights and obligations under the Operating Agreements, and further subject to any other depth limitations shown on Exhibit "A"; and (iii) any easements, surface rights of way or fee interests created by the Leaseholds and Mineral Properties and by the grants identified in Exhibit "A", including any and all of Seller's rights of ingress and egress EXCEPTING AND RESERVING, however, to Seller joint and concurrent ownership and usage of the easements, surface rights of way or fee interests for access to the Leaseholds and Mineral Properties and (iv) any and all gas gathering and transmission pipelines in, on, or otherwise relating to the Leaseholds and Mineral Properties, inclusive of, but not limited to, that certain portion of the gas gathering and transmission pipeline system known as the Cranberry Pipeline INSOFAR AND ONLY INSOFAR as that portion of said pipeline system situated in Crawford, Mercer, and Venango Counties, Pennsylvania ("Pipeline") and (v) wells, tankage, fixtures, treating facilities, pumping equipment, flow lines, any Seller owned field compressor facilities, together with any real and personal property interests appurtenant or related to or used in connection with the Leaseholds and Mineral Properties, and the Books and Records exclusively relating thereto; (all of which Leaseholds, Mineral Properties, Pipeline and other property or rights are referred to as "Assets" under this Agreement) effective as of 7:00 a.m., Eastern Standard Time on September 1, 1997 ("Effective Time"). All such Assets are described in Exhibit "A" to this Agreement.

         2.02 Assumption of Liabilities. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties contained herein, at the Closing Seller shall convey, transfer, assign and deliver "as is" and "where is" all of Seller's right, title and interest in the Assets (on the form of Assignment, Bill of Sale and Conveyance prescribed in Exhibit "B" with a description of the Assets attached thereto) to Purchaser; and as of the Effective Time Purchaser assumes all of the liabilities and obligations of Seller pertaining to the Assets, as evidenced by executing and delivering with Seller the Assignment, Bill of Sale and Conveyance. Purchaser's assumption of the liabilities and obligations of Seller shall not include payment of unpaid costs or expenses attributable to Seller's operation of the Assets prior to the Effective Date, including without limitation any obligations to Seller Employees through the Closing Date. As to the liabilities of Seller not assumed by Purchaser, Seller shall satisfy all such obligations in the ordinary course of business so that, among other things, the Assets shall be free and clear of any liabilities or liens with respect thereto.


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Jeffery A. Bynum
Lomak Petroleum, Inc.
September 8, 1997
Page 6

         2.03 Purchase Price. Upon the terms and subject to the conditions of this Agreement, at Closing, Purchaser will pay Seller for the Assets a purchase price of EIGHTY FIVE MILLION NINE HUNDRED THOUSAND AND NO/100 DOLLARS ($85,900,000.00) ("Purchase Price"). The Purchase Price shall be paid in the amount of: (A) EIGHT MILLION SIX HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($8,650,000.00) which was paid by Purchaser to Seller as a non-refundable performance deposit ("Performance Deposit") in connection with the return of an executed copy of this Agreement to Seller; and (B) at Closing, the balance of the Purchase Price for the Assets of SEVENTYSEVEN MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($77,250,000.00), subject to adjustment according to the provisions of this Agreement. All payments shall be made by wire transfer to Seller's account or by National Bank Cashier's Check, or other form of immediately available funds to Seller.

         2.04 Purchase Price Adjustments. The Purchase Price shall be adjusted as follows:

         (A)  upward by:

                                    (1) an amount in respect of the value of all
                           natural gas and merchantable, allowable oil and condensate credited to the Leaseholds and Mineral Properties that is beyond the wellhead at the Effective Time, which amount shall be equal to the proceeds received by Purchaser therefor, net of applicable taxes;

                  (2) the amount of all expenses paid by Seller in respect of the Assets subsequent to the Effective Time excluding Seller's overhead but including, without limitation:

                           (a) Lease Burdens, actual direct operating expenditures for work actually performed, operator and outside operator direct labor and usual fringe benefit costs, fixed rate overhead charges paid to outside operators and/or other third parties, delay rentals, shut-in royalties, valid calls under the Operating Agreements, and production and severance taxes paid with respect to the Leaseholds and Mineral Properties from the Effective Time to the Closing;

                           (b) all capital and drilling expenditures incurred subsequent to the Effective Time and other capital and drilling expenditures incurred as permitted in this Agreement; and

                           (c) the amount of $100,000.00 per month for the period from the Effective Time to the Closing and a prorata payment for each part thereof (which amount shall be in lieu of general and administrative costs and expenses of Seller that are paid or accrued by Seller in connection with the operation or ownership of the Assets during the period of time between the Effective Time and the Closing); and

                  (3) an amount equal to the portion of all taxes paid by Seller and relating to the operation of the Assets subsequent to the Effective Time; provided, however, that no upward adjustment of the Purchase Price shall be made for or in connection with any federal income taxes, provincial income taxes, gross receipts taxes, capital gains taxes, franchise taxes or any similar taxes;


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Jeffery A. Bynum
Lomak Petroleum, Inc.
September 8, 1997
Page 7


                  (4) an amount equal to the purchase price for the Hancock Properties under the Hancock Letter Agreement if the Hancock Properties are acquired by Seller prior to Closing; and

                  (5) an amount equal to the Tax Credit Properties Purchase Price under the Tax Credit Properties Letter Agreement and an amount equal to the Option Purchase Price under the Tax Credit Properties Letter Agreement if the Tax Credit Properties are acquired by Seller prior to Closing.

         (B) downward by,

                  (1)      the proceeds (other than those referred to in clause
                           (2) below) received by Seller (or for which Seller has received offset or other similar credit) and all receivables of Seller that are attributable to the operation or ownership of the Assets during the period of time between the Effective Time and the Closing;

                  (2) the amount of the proceeds received by Seller from the disposition (inadvertently or with the prior written consent of the Purchaser) of all or any portion of the Assets;

                  (3) an amount equal to all unpaid ad valorem, property, and similar taxes and assessments that are allocable to the Seller for the period of time prior to the Effective Time; and

                  (4) an amount equal to any downward adjustments for Designated Title Defects under Article VII.

         (C) To Seller's Knowledge, Seller represents the Assets are not subject to any gas imbalances under any Gas Balancing Arrangement. In the event Purchaser or Seller discover a gas imbalance within ninety days of Closing, such party shall notify the other party and Purchaser and Seller shall settle such gas imbalances using a price of $2.00/mcf for production from the Assets.

         2.05 Determination of Purchase Price Adjustments.

         (A) Prior to Closing, Seller shall deliver to Purchaser an estimate of the amount of Purchase Price adjustments as set forth in Section 2.04 ("Adjustment Estimate") as of the Closing Date setting forth in reasonable detail the calculation thereof. For purposes of the Closing, the Purchase Price shall be adjusted using the Adjustment Estimate.

         (B) As soon as reasonably practicable, and in any event within one hundred twenty (120) calendar days following the Closing, Seller shall deliver to Purchaser a statement of the actual Purchase Price adjustments calculated pursuant to Section 2.04 (the "Final Settlement Statement"). Purchaser shall have thirty (30) days thereafter to review the Final Settlement Statement and present any corrections thereto. Any disparities shall be resolved by the independent auditors of the Purchaser and Seller or an independent third auditor selected by both. The Final Settlement Statement shall thereafter for all purposes be final and binding on Seller and Purchaser and the amount of the Purchase Price adjustments as finally determined pursuant to this Section 2.05(B) shall be paid (with interest at the Agreed Interest Rate from the Closing to the date of payment) within five (5) days after delivery of the Final Settlement Statement or the resolution of any disputes, whichever is the later.



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Jeffery A. Bynum
Lomak Petroleum, Inc.
September 8, 1997
Page 8


                                   ARTICLE III

                                   The Closing

         3.01 Place and Time of Closing. The Closing shall be held at the offices of Seller in Houston, Texas at 10:00 a.m., Central Standard Time, on October 1, 1997 or at such other place or time as the parties may mutually agree.

         3.02 Deliveries at Closing. Upon the terms and subject to the conditions of this Agreement, at Closing:

         (A) Seller shall furnish to Purchaser a statement setting forth the Purchase Price adjusted pursuant to the Adjustment Estimate;

         (B) Purchaser shall pay to Seller the balance of the Purchase Price in the manner stipulated in Section 2.03;

         (C) Purchaser and Seller shall execute, acknowledge and deliver effective at the Effective Time the Assignment, Bill of Sale and Conveyance in the form attached as Exhibit "B", with the blanks and exhibits to such document appropriately completed by Seller;

         (D) Seller shall pay to Purchaser the amounts held in related royalty suspense accounts by Seller attributable to the Leaseholds and Mineral Properties together with a written explanation (as contained in Seller's files) of the reasons such funds are held in suspense;

         (E) Seller shall deliver to Purchaser possession of the Assets evidenced by delivery of such documents;

         (F) Seller shall deliver to Purchaser possession of the Books and Records.

         (G) Seller and Purchaser shall execute, acknowledge and deliver effective at the Effective Time the joint operating agreement in the form attached as Exhibit "C" covering the jointly owned interests of Purchaser and Seller in the Leaseholds and Mineral Properties.


                                   ARTICLE IV

                    Representations and Warranties of Seller

         Except as otherwise disclosed in this Agreement, Seller represents and warrants (which representations and warranties are accurate as of the date hereof or shall be true on and as of the Closing Date in all material respects) that:

         4.01 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted and Seller is duly qualified to do business as a foreign corporation and is in good standing in the jurisdiction where the Assets are located;

         4.02 Corporate Authority, Authorization of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement and all documents that are executed and delivered pursuant to this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery by Seller of this Agreement and all documents that are executed and delivered pursuant to this Agreement, and the performance by Seller and the consummation of the transactions contemplated hereby (a) have been duly


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Jeffery A. Bynum
Lomak Petroleum, Inc.
September 8, 1997
Page 9


authorized and approved by the Board of Directors of Seller, or (b) are within the discretion of the officers of Seller; and this Agreement and all documents executed pursuant to this Agreement are the valid and binding obligation of Seller, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting generally the enforcement of creditors' rights and general principles of equity;

         4.03 No Default; Compliance with Laws and Regulations. Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money, or create a lien, charge or other encumbrance on the Assets;

         4.04 Producing Leaseholds/Environmental. Except as set forth in
Schedule 1, to Seller's Knowledge, Seller's operation of the Assets has been conducted in compliance with all applicable Environmental Statutes. The exclusive remedy of Purchaser for any breach of the representation set forth in this Section 4.04 is set forth in Section 7.06 hereof.

         4.05 Warranties Disclaimer. Except for the warranty provided by Seller in Section 7.01, Seller will make no warranty or representation of title to Purchaser of any kind, and will expressly disclaim any implied warranty of title. Seller will disclaim any warranty of condition or use of personal property.

         4.06 Litigation. Except as set forth in Schedule 2 there are no actions, suits, proceedings or to Seller's Knowledge, governmental investigations or inquiries pending, or, to Seller's knowledge, threatened against Seller or its Affiliates or any of the Assets that might delay, prevent or hinder the consummation of the transactions contemplated hereby, or materially effect the value of the Assets.

         4.07 Payment of Royalties: To Seller's Knowledge, all material royalties (other than royalties held in suspense), rentals, and other payments due under the Leaseholds have been paid in the normal course of business according to standards generally accepted in the oil and gas industry.

         4.08 Payment of Taxes: To Seller's Knowledge, all ad valorem, property, production, severance, and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Assets have been properly paid.

         4.09 Broker Fees: Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Purchaser shall have any responsibility whatsoever.

         4.10 Citizenship of Seller: Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

         4.11 Oil and Gas Contracts: To Seller's Knowledge, Seller has made available to Purchaser the Oil and Gas Contracts, Operating Agreements, leases of equipment or facilities and other contracts, agreements and rights that cover or affect the Assets.

                                    ARTICLE V

                   Representations and Warranties of Purchaser

         Except as otherwise disclosed in this Agreement, Purchaser hereby represents and warrants that:

         5.01 Organization and Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation and has all requisite corporate power and authority to purchase the Assets and to own and lease the properties and Assets it currently owns


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Jeffery A. Bynum
Lomak Petroleum, Inc.
September 8, 1997
Page 10


and leases and to carry on its business as such business is currently conducted and Purchaser is duly qualified to do business as a foreign corporation and is in good standing in the jurisdiction where the Assets are located.

         5.02 Authority and Approval. Purchaser has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Purchaser, the performance by it of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by its Board of Directors. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting generally the enforcement of creditors' rights and general principles of equity.

         5.03 No Violations. This Agreement and the execution and delivery hereof by Purchaser do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, violate any provision of or constitute a default (without regard to any requirement of notice or the lapse of time or both) or require any filing or consent under Purchaser's certificate of incorporation, or other governing instruments, or any law or regulation to which Purchaser is subject, or any provision of any material indenture, mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Purchaser or any of its affiliates is a party or by which Purchaser or any of its affiliates or any of their respective assets or properties is bound.

         5.04 Funds Available. Purchaser has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable Purchaser to make payment of the balance of the Purchase Price at the Closing in accordance herewith.

         5.05 Litigation. There are no actions, suits, proceedings or governmental investigations or inquiries pending, or, to the knowledge of Purchaser, threatened, against Purchaser or its Affiliates or any of their respective properties, assets, operations or businesses that might delay, prevent or hinder the consummation of the transactions contemplated hereby.

                                   ARTICLE VI

                       Additional Agreements and Covenants

         6.01 Covenants of Seller. Seller covenants and agrees (subject to any requirements imposed upon Seller pursuant to the terms of the Operating Agreements, the Unit Agreements and the Oil and Gas Contracts), with Purchaser that from the date of this Agreement until the Closing Date, Seller (i) will make reasonable efforts to cause the Assets to be operated and maintained in a good and workmanlike manner consistent with prior practices, and will pay or cause to be paid all costs and expenses in connection therewith, (ii) will not sell, lease, encumber, abandon or otherwise dispose of any of the Leaseholds or Mineral Properties other than to make sales of produced Hydrocarbons in the ordinary course of business, (iii) will maintain insurance now in force with respect to the Assets, (iv) will make reasonable efforts to comply with all the rules, regulations, and orders of all state and federal agencies which are applicable to Seller and the Assets, (v) will make reasonable efforts to perform and comply with all of the material covenants and conditions contained in agreements relating to the Assets, (vi) will pay all taxes and assessments with respect to the Assets which become due and payable prior to the Closing Date, and (vii) will not commence or consent to any material operations on any Leaseholds or Mineral Properties that Seller has not previously committed to and that may be expected to cost in excess of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) (attributable to 100% of the operating interest) except for emergency operations, in which case Seller shall promptly notify Purchaser. Seller shall not be obligated to renew or extend expiring Leaseholds after the Effective Date unless mutually agreed at Purchaser's

Jeffery A. Bynum
Lomak Petroleum, Inc.
September 8, 1997
Page 11


expense. Without expanding any obligations which Seller may have to Purchaser, it is expressly agreed that Seller shall never have any liability to Purchaser with respect to operation of an Asset greater than that which it might have as the Operator to a Non-operator under the applicable operating agreement or, in the absence of such an agreement, then under the AAPL 610 (1989) Model Form Operating Agreement, IT BEING RECOGNIZED THAT CERTAIN OF SUCH AGREEMENTS PROVIDE THAT THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

         6.02 Records Inspection/Access/Disclaimer. Seller will afford to Purchaser and its authorized representatives, at Purchaser's sole cost, risk and expense, and upon reasonable notice, reasonable access to the Assets from the date hereof until the Closing, during normal business hours, and to the Books and Records which are related primarily to the Assets insofar as such access and disclosure does not unreasonably interfere with the normal operation of the business of Seller or violate the terms of any agreement by which Seller is bound or any applicable law or regulation. Seller will include all of its complete records to the best of its knowledge, however Seller does not represent or guarantee that such information or data or the Book and Records will be accurate or complete, and any reliance thereon will be at the sole risk, exposure and expense of Purchaser.

         6.03 No Negotiations. After execution of this Agreement, Seller shall not solicit from any Person any proposals or offers, or enter into any negotiations relating to the disposition of the Assets, except for sales of Hydrocarbons in the ordinary course of business.

         6.04 Public Announcements. Subject to applicable securities law or stock exchange requirements, at all times, Seller or Purchaser shall obtain the approval of the other before issuing, or permitting any of their respective directors, officers, employees or agents or any Affiliate to issue, any press release with respect to this Agreement or the transactions contemplated hereby.

         6.05 Cooperation. Seller shall cooperate with Purchaser to obtain all such permissions, approvals and consents by federal, state and local governmental authorities and others as may be required to consummate the transactions contemplated herein or as may be reasonably requested by Purchaser.

         6.06 Covenants of Purchaser. Purchaser covenants and agrees with Seller as follows:

         (A) Confidential Information. In the event that this Agreement is terminated or, if not terminated, until the Closing, the confidentiality of any data or information received by Purchaser regarding the Assets shall be maintained by Purchaser.

         (B) Use of the name "Cabot Oil & Gas Corporation", "Cranberry Pipeline Corporation" or "Big Sandy Gas Company". Within sixty (60) days after the Closing Date, Purchaser shall eliminate the names (i) "Cabot Oil & Gas Corporation", "Cabot Oil & Gas" or "Cabot", (ii) "Cranberry Pipeline Corporation", "Cranberry Pipeline", or "Cranberry", (iii) "Big Sandy Gas Company", "Big Sandy Gas" or "Big Sandy" and any derivative thereof or any other word or expression similar thereto from the Assets and thereafter Purchaser shall not use any logos, trademarks or tradenames belonging to Seller.

         (C) Assumed Liabilities. From and after the Closing, Purchaser shall assume and undertake to pay, perform and discharge, when due, and shall indemnify and save Seller harmless from all the debts, liabilities, obligations and commitments of Seller that arise (i) from or out of the ownership of the Assets regardless of whether such liabilities and obligations are absolute, contingent or otherwise known or unknown as of the date hereof and (ii) from such liabilities and obligations of Seller under all Legal Requirements respecting plugging and abandoning of all wells on the Leaseholds (and the reclamation of the surface thereof) at the end of their producing life, and Legal Requirements issued by governmental commissions, or their governmental successors, including any investigation or order issued or which may be issued under legal authority. Notwithstanding the foregoing, Purchaser shall not assume any liabilities

Jeffery A. Bynum
Lomak Petroleum, Inc.
September 8, 1997
Page 12


specifically excluded from Section 2.02 as to which Seller shall pay, perform, and discharge such liabilities when due and shall indemnify and save Purchaser harmless therefrom.

                                   ARTICLE VII

                                  Title Matters

         7.01 Scope. This is a sale of all of Seller's right, title and interest in the Assets to Purchaser, subject to the Permitted Encumbrances. The Assets shall be conveyed with Seller's warranty to defend title to the Assets against every person claiming or to claim an interest therein by, through or under Seller, but not otherwise subject to the Permitted Encumbrances. If any Asset is erroneously described, Seller shall, at any time before or after Closing correct such description upon proof of proper description. Seller shall transfer the Assets on an "as is" and "where is" basis.

         7.02 Limitation on Adjustment. The Purchase Price, as adjusted pursuant to Section 2.04, shall not be adjusted with respect to matters set forth in
Section 7.05 and shall not be adjusted with respect to Title Defects except as provided in this Article. Notwithstanding anything in this Agreement to the contrary, the Purchase Price shall not be adjusted for Title Defect Amounts (defined in Section 7.04) which do not, in the aggregate, exceed the Title Defect Deductible Amount and Purchaser shall take delivery of such Leaseholds and Mineral Properties subject to such Title Defects.

         7.03 Title Examination. Seller shall make available to Purchaser the Books and Records pursuant to Article 6.02. From and after the date of this Agreement, Purchaser may examine title to the Leaseholds and Mineral Properties through examination of Seller's Books and Records and any other independent source of title records Purchaser deems necessary.

         7.04 Claim Period/Designated Title Defects. In order to receive a Purchase Price adjustment attributable to Title Defects, Purchaser must, no later than sixty (60) days after Closing, furnish Seller with written notice specifying in detail each Title Defect which Purchaser is asserting, the Leaseholds that each Title Defect affects and the Title Defect amount estimated by Purchaser for each Title Defect ("Title Defect Amount"). If the aggregate of all Title Defect Amounts in Purchaser's written notice exceeds the Title Defect Deductible Amount then all Title Defects (including the Title Defects which comprise the Title Defect Deductible Amount) set forth in such notice ("Designated Title Defects") shall be addressed pursuant to this Section 7.04 As to the Designated Title Defects, Seller shall have sixty (60) days from the receipt of Purchaser's written notice in which to notify Purchaser in writing with respect to each Designated Title Defect of (i) Seller's intent to attempt to cure the Designated Title Defect at Seller's expense, (ii) Seller's election to reduce the Purchase Price by the Title Defect Amount for the Designated Title Defect, (iii) Seller's election to reduce the Purchase Price by the Title Defect Amount for the Designated Title Defect and accept a reconveyance from Purchaser to Seller of the Leaseholds or Mineral Properties affected by such Designated Title Defect or (iv) the dispute by Seller of the existence of the Designated Title Defect or the Title Defect Amount estimated by Purchaser for the Designated Title Defect. When considering whether Seller has cured a Designated Title Defect, Seller and Purchaser shall determine whether the Designated Title Defect has been cured based on the standards currently prevalent in the acquisition of producing oil and gas properties and pipeline rights of way, easements and fee rights, and property. If Seller elects to attempt to cure any Designated Title Defect and cures such Designated Title Defect on or before the end of Seller's sixty (60) day period, no Purchase Price adjustment shall be made. Upon the expiration of sixty (60) days after Closing, all Title Defects are deemed waived except those Designated Title Defects set forth in Purchaser's notice.

         7.05 Preferential Rights and Consents to Assignment. The Assets may be subject to existing preferential rights to purchase or consents to assignment by third parties (including those reflected in Schedule 3). Assets subject to existing preferential rights to purchase or consents to assignment by third parties shall not be considered as properties with Title Defects or in value amounts for determining the

Jeffery A. Bynum
Lomak Petroleum, Inc.
September 8, 1997
Page 13


aggregate of all Title Defect Amounts in excess of the Deductible Amount. Seller shall use reasonable efforts to obtain waivers of all preferential rights and to obtain all consents to assignment prior to Closing. The amount allocated by Seller to any Asset subject to a claim of preferential right shall be determined based on Purchaser's itemized allocation which Purchaser shall provide to Seller as requested by Seller in connection therewith. The rights and obligations of the parties concerning such preferential rights and consents to assignment are as follows:

         (A) In the event a preferential right is exercised prior to Closing, then (i) Seller shall be entitled to all proceeds paid by such third party exercising its preferential right, (ii) the Purchase Price shall be adjusted downward in an amount equal to the price paid to Seller by such third party, and
(iii) such Assets shall be deleted from the Assignment, Bill of Sale and Conveyance.

         (B) In the event a preferential right is exercised subsequent to Closing, then Purchaser shall be obligated to comply with such preferential right but shall be entitled to all proceeds paid by such third party exercising its preferential right.

         7.06 Environmental Condition. Purchaser's exclusive remedy, for any Environmental Condition shall be as provided in this Section 7.06. If within one
(1) year after the Effective Time Purchaser notifies Seller in writing of facts, conditions, and circumstances which constitute an Environmental Condition with respect to the Assets and such Environmental Condition results in Purchaser having aggregate losses in excess of the Environmental Deductible Amount then subject to the further limitations set forth in this Section 7.06, Seller shall indemnify Purchaser for all aggregate losses incurred from the first dollar. Seller's liability under this Section 7.06 shall be limited to a maximum of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00) and Seller's liability under this Section 7.06 shall in no event ever exceed such amount.

                                  ARTICLE VIII

                                   Termination

         8.01 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

         (A) by the mutual written agreement of Seller and Purchaser; or

         (B) by either Seller or Purchaser if the consummation of the transactions contemplated hereby would violate any non-appealable final order, decree or judgment of any court or governmental authority having competent jurisdiction enjoining, restraining or otherwise preventing, or awarding substantial damages in connection with, the consummation of this Agreement or the transactions contemplated hereby;

         (C) by Seller if Purchaser, through no breach of this Agreement by Seller, should fail or refuse to close by the Closing Date; or

         (D) by Purchaser if Seller, through no breach of this Agreement by Purchaser should fail or refuse to close by the Closing Date.

         8.02 Effect of Termination. The following provisions shall apply in the event of a termination of this Agreement:

         (A) If this Agreement is terminated by Seller or Purchaser as permitted under Sections 8.01(A), (B), or (D) hereof and not as the result of Purchaser's failure to perform its obligations hereunder then Seller shall return the Performance Deposit to Purchaser. Such termination under Sections 8.01(A) or

Jeffery A. Bynum
Lomak Petroleum, Inc.
September 8, 1997
Page 14


(B) shall be without liability of any party to this Agreement or any Affiliate, shareholder, director, officer, employee, agent or representative of such party.

         (B) If this Agreement is terminated as a result of (i) the material breach by Purchaser of any of the material terms and provisions of this Agreement, (ii) the negligent or willful failure of Purchaser to perform its obligations hereunder or (iii) Purchasers failure or refusal to close by the date set forth in Article 8.01(C), Purchaser shall be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys' fees, expert witness' fees and court costs) thereby sustained or incurred by Seller and Seller shall be entitled to retain the Performance Deposit as liquidated damages and not as a penalty.

         (C) If this Agreement is terminated as a result of (i) the material breach by Seller of any of the material terms and provisions of this Agreement,
(ii) the negligent or willful failure of Seller to perform its obligations hereunder or (iii) Seller's failure or refusal to close by the date set forth in
Article 8.01(D), Seller shall be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorney's fees, expert witness fees and court costs) thereby sustained or incurred by Purchaser and Purchaser shall be entitled to seek specific performance of this Agreement if it believes that monetary damages would not be adequate to compensate Purchaser therefore.


                                   ARTICLE IX

                     Extent and Survival of Representations
                         and Warranties; Indemnification

         9.01 Scope of Representations of Seller. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER AND DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER (INCLUDING, BUT NOT LIMITED TO, ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY AFFILIATE, OFFICER, STOCKHOLDER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER OR ANY PETROLEUM ENGINEER OR ENGINEERING FIRM, SELLER'S COUNSEL OR ANY OTHER AGENT, CONSULTANT OR REPRESENTATIVE). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO (A) THE TITLE TO ANY OF THE LEASEHOLDS OR MINERAL PROPERTIES (B) THE AMOUNTS OF HYDROCARBON RESERVES ATTRIBUTABLE TO THE LEASEHOLDS OR MINERAL PROPERTIES (IF ANY) OR (C) ANY GEOLOGICAL OR OTHER INTERPRETATIONS OR ECONOMIC EVALUATIONS. PURCHASER ACKNOWLEDGES AND AFFIRMS THAT IT HAS HAD FULL ACCESS TO THE BOOKS AND RECORDS OF SELLER AND THE INFORMATION THEREIN, AND PURCHASER HAS MADE ITS OWN INDEPENDENT INVESTIGATION, ANALYSIS AND EVALUATION OF (I) THE WELLS ON THE LANDS COVERED BY THE LEASEHOLDS AND MINERAL PROPERTIES (INCLUDING PURCHASER'S OWN ESTIMATE AND APPRAISAL OF THE EXTENT AND VALUE OF THE HYDROCARBON RESERVES OF THE LEASEHOLDS AND MINERAL PROPERTIES), (II) TITLE TO THE LEASEHOLDS AND MINERAL PROPERTIES,
(III) OPERATION OF THE LEASEHOLDS AND MINERAL PROPERTIES AND (IV) ENVIRONMENTAL CONDITIONS ON, IN AND UNDER THE LEASEHOLDS AND MINERAL PROPERTIES. PURCHASER SHALL HAVE INSPECTED, OR HAVE WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) IT'S RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THE ASSETS PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT

Jeffery A. Bynum
Lomak Petroleum, Inc.
September 8, 1997
Page 15


LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN-MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS ("NORM"). PURCHASER IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE ASSETS, AND PURCHASER SHALL, EXCEPT AS PROVIDED OTHERWISE IN THIS AGREEMENT, ACCEPT ALL THE SAME IN THEIR "AS IS, WHERE IS" CONDITION. ANY AND ALL BOOKS AND RECORDS, DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO PURCHASER ARE PROVIDED PURCHASER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT PURCHASER'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW; PROVIDED, HOWEVER, THAT SELLER HAS NOT INTENTIONALLY PROVIDED ANY INFORMATION OR MATERIAL TO PURCHASER WHICH SELLER KNOWS TO BE FALSE OR MISLEADING.

         9.02 Representations and Warranties of Seller. The representations and warranties of Seller set forth in this Agreement and in any instrument delivered in connection herewith shall survive the Closing provided that neither Purchaser nor any Affiliate or successor or assign to Purchaser may bring any action or present any claim for a breach of such representations and warranties unless written notice of such claim with reasonable particulars of the claim has been delivered to Seller within one (1) year after the Effective Time.

         9.03 Representations and Warranties of Purchaser. The representations, warranties and indemnities by Purchaser shall survive until the expiration of any applicable limitations period.

         9.04 Indemnification of Seller. Purchaser agrees to indemnify Seller, its respective Affiliates and all of their respective directors, officers, agents and representatives, against, and hold Seller, its respective Affiliates, and all of their respective directors, officers, agents and representatives, harmless from, any Seller Indemnified Loss.

         9.05 Indemnification of Purchaser. Seller agrees to indemnify Purchaser against and hold Purchaser harmless from every Purchaser Indemnified Loss; provided, however, that Purchaser shall not be entitled to assert rights of indemnification under this Article IX for Purchaser Indemnified Losses unless and until and then only to the extent the aggregate of all such amounts exceed the Deductible Amount. If the aggregate of all Purchaser Indemnified Losses exceeds the Deductible Amount, then Seller shall indemnify Purchaser for all Purchaser Indemnified Losses incurred from the first dollar. In no event shall the total of the liabilities and indemnities of Seller under this Agreement, including, without limitation, any claims relating to its representations, exceed the Purchase Price.

                                    ARTICLE X

                                  Casualty Loss

         It is understood and agreed that Seller does not maintain insurance covering the Assets. If, prior to the Closing, all or any part of the Assets shall be destroyed by fire or other casualty, or any part of the Assets shall be taken in condemnation or under the right of eminent domain, or if proceedings for such purposes shall be pending or threatened, Seller shall, at the Closing, pay to Purchaser all sums paid to Seller by reason of such destruction or taking, and assign, transfer, and set over unto Purchaser all of the right, title and interest of Seller in and to any unpaid awards or other payments arising out of such destruction or taking.

Jeffery A. Bynum
Lomak Petroleum, Inc.
September 8, 1997
Page 16


                                   ARTICLE XI

                                      Taxes

         11.01 Tax Purchase Price Allocations. Seller and Purchaser recognize that reporting requirements as imposed by Section 1060(b) of the United States Internal Revenue Code, and the Regulations thereunder, may apply to the transaction contemplated by this Agreement. If so, Seller and Purchaser agree that the Purchase Price shall be allocated among the Assets as mutually agreed by Seller and Purchaser, and such allocation shall satisfy the requirements of
Section 1060 of the Code, and the Regulations thereunder. For purpose of this Section, no Asset shall be allocated a negative value.

         11.02 Sales and Use Taxes, Recording Fees and Income Taxes. Purchaser shall pay all documentary, filing and recording fees required in connection with the filing and recording of any assignments. Purchaser shall be liable for and pay all applicable transfer, sales and use taxes occasioned by the sale of the Assets and such amount, if assessed, will be additional to the Purchase Price. For purposes of federal and state income taxation, Seller shall include in all appropriate income tax returns all items of income, expense, gain and loss attributable to the Assets for the period of time ending on or before the Effective Time, and Purchaser will include in its income tax returns all items of income expense, gain or loss attributable to the period after the Effective Time.

         11.03 Ad Valorem and Property Taxes. All ad valorem and property taxes and any similar assessment based upon or measured by Seller's ownership interests in the Assets or the production of Hydrocarbons therefrom or the receipt of proceeds on sales therefrom shall be prorated between Seller and Purchaser as of the Effective Time based upon such taxes assessed against the Assets for the tax period in question, or if there is insufficient information for such tax period, based upon taxes assessed for the immediately preceding tax period just ended. All such taxes will be prorated on the basis of a 365 day year. Ad valorem and similar taxes assessed for periods prior to the Effective Time shall be borne by Seller and ad valorem taxes assessed for periods on or after the Effective Time shall be borne by Purchaser (ad valorem and similar taxes shall be considered assessed for the period for which they are stated to be assessed, even if the same are based on production or other activities occurring in prior periods).

         11.04 Like Kind Exchange. Seller may elect to structure this transaction as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, with respect to any or all of the Assets ("Like-Kind Exchange"), by notifying the Purchaser in writing of such election at any time prior to the date of Closing. In the event Seller elects a Like-Kind Exchange, then in order to effect such Like-Kind Exchange, the Purchaser shall cooperate and do all acts as may be reasonably required or requested by Seller with regard to effecting the Like-Kind Exchange, including, but not limited to, permitting Seller to assign its rights under this Agreement to a qualified intermediary of Seller's choice in accordance with Treasury Regulation Section 1.1031(k)-1(g)(4) or executing additional escrow instructions, documents, agreements or instruments to effect an exchange; provided, however, Purchaser shall incur no expense (that is not reimbursed by the Seller) or liability in connection with such Like-Kind Exchange and Purchaser shall not be required to take title to any property other than the Assets in connection with the Like-Kind Exchange, and, in the case of a Like-Kind Exchange election by Seller, Purchaser's possession of the Properties will not be delayed by reason of any such Like-Kind Exchange.


                                   ARTICLE XII

                                Employee Matters

         12.01 Seller Employees. The term "Seller Employees" shall mean those employees set forth on Schedule 4 hereto.

Jeffery A. Bynum
Lomak Petroleum, Inc.
September 8, 1997
Page 17


         12.02 Employment Offers. On or before the Closing Date, Purchaser shall make offers to Seller Employees of full-time employment with Purchaser in comparable positions to those which Seller Employees hold with Seller, upon terms and conditions of employment (including without limitation, salaries and employee benefit programs) which are the same or similar to the terms and conditions of employment Purchaser has for employees in comparable positions with Purchaser.

         12.03 Employee Termination. On the Closing Date, Seller shall terminate the employment of all Seller Employees and Purchaser shall offer employment to Seller Employees on the terms and conditions of employment set forth in this Article. Seller shall be solely responsible for all obligations to Seller Employees arising on or before the Closing Date including, without limitation, any and all accrued pension, severance, vacation, or other benefits.

                                  ARTICLE XIII

                             Notices; Miscellaneous

         13.01 Notices. All notices and other communications given hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail, return receipt requested, to the parties at the following addresses:


                  (A)      If to Purchaser:
                           Lomak Petroleum, Inc.
                           125 State Route 43  -  PO Box 550
                           Hartville, Ohio 44632
                           Attention:       Jeffery A. Bynum
                           (330) 877-6747  Phone
                           (330) 877-6129  Fax

                           Walter M. Epstein, Esq.
                           Rubin, Baum, Constant, Levin, & Friedman
                           30 Rockefeller Plaza - 29th Fl.
                           New York, NY  10112


                  (B)      If to Seller to:
                           Cabot Oil & Gas Corporation
                           15375 Memorial Drive
                           Houston, Texas  77079
                           Attention:  Mr. J. L. Batt


         13.02 Miscellaneous.

         (A) Exclusive Agreement. This Agreement (including the Schedules and Exhibits attached hereto) supersedes all prior written or oral agreements between the parties with respect to the transactions contemplated herein and is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect to the transactions contemplated herein.

         (B) Choice of Law; Choice of Forum; Amendments; Headings. This Agreement shall be governed by the laws of the State where the lands covered by the Leaseholds and Mineral Properties are situated. This Agreement may not be changed or terminated orally. The headings contained in this

Jeffery A. Bynum
Lomak Petroleum, Inc.
September 8, 1997
Page 18


Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms such as "herein", "hereby", "hereto", "hereunder", and "hereof" refer to this Agreement as a whole. The term "include" and derivatives thereof are used in an illustrative sense and not a limitative sense.

         (C) Assignments and Third Parties. Neither party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No such assignment shall release Purchaser of any of its obligations under this Agreement. Nothing in this Agreement shall entitle any person other than Seller, Purchaser or their respective permitted successors and assigns to any claim, cause of action, remedy or right of any kind.

         (D) Schedules and Exhibits. The Schedules and Exhibits attached hereto are made part hereof for all purposes. Seller shall revise or supplement the Schedules and Exhibits attached to this Agreement at any time within six (6) months after Closing to reflect a change in any state of facts or the occurrence, non-occurrence or existence of any events that would make the information contained in any such Schedule or Exhibit misleading or incorrect if it was not revised or supplemented.

         (E) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any binding determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable and legally enforceable manner, to the end that the transactions contemplated hereby may be completed to the extent possible.

         (F) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same agreement.

         (G) Further Assurances. Seller and Purchaser agree to promptly execute and deliver or cause to be executed and delivered to the other on the Closing Date, and at such other times thereafter as shall be reasonably requested, any additional instrument or take any further action as may be reasonably necessary or appropriate that the other may reasonably request for the purpose of carrying out the transactions contemplated by and the purposes and intents of this Agreement.

         (H) Preservation of Books and Records. For a period of two (2) years after the Closing Date, Purchaser shall (i) preserve and retain the Books and Records that relate to the period of time prior to the Closing (including, but not limited to, any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations prior to the Closing) and (ii) make the Books and Records available at the then current administrative headquarters of Purchaser to Seller and its officers, employees, agents and affiliates upon reasonable notice and at reasonable times, it being understood that Seller shall be entitled to make and retain copies of any of the Books and Records as it shall deem necessary; provided, however, in the event Purchaser shall wish to destroy any of the Books and Records, Purchaser shall give Seller not less than sixty (60) days notice and Seller shall have the right, at its own expense, during reasonable business hours to remove such Books and Records and to keep possession of same. Purchaser agrees to permit representatives of Seller to meet with employees of Purchaser on a mutually convenient basis in order to enable Seller to obtain additional information and explanations of any materials provided pursuant to this Section.

         (I) Dispute with John Hancock Mutual Life Insurance Company. Set forth on Schedule 2 is a description of a dispute between Seller and John Hancock Mutual Life Insurance Company ("Hancock")

Jeffery A. Bynum
Lomak Petroleum, Inc.
September 8, 1997
Page 19


concerning certain oil and gas property interests owned by Hancock ("Hancock Properties") Resolution of the dispute and the possible purchase and sale of the Hancock Properties from Hancock to Seller and Seller to Purchaser is set forth in a letter agreement between Seller and Purchaser which has been executed contemporaneously with the execution of this Agreement (the "Hancock Letter Agreement").

         (J) Tax Credit Properties. Certain properties to be acquired by Purchaser, pursuant to the terms and conditions of a letter agreement between Seller and Purchaser which has been executed contemporaneously with the execution of this Agreement ("Tax Credit Properties Letter Agreement"), are burdened by an Assignment of Oil & Gas Leases with Reservation of Production Payment, dated effective September 1, 1995, between Seller, as grantor, and Natural Gas Investments, L.L.C. ("NGI"), as grantee ("Tax Credit Properties"). Pursuant to an option to Purchase Oil and Gas Interests, dated September 1, 1995, between Seller and NGI ("Option Agreement"), Seller has the unilateral right to repurchase the Tax Credit Properties from NGI upon the terms and conditions contained in the Option Agreement. Seller shall exercise its option to repurchase the Tax Credit Properties, effective September 1, 1997 and pay NGI for such repurchase in accordance with the Option Agreement ("Option Purchase Price"). Purchaser's obligation to purchase and pay for the Tax Credit Properties ("Tax Credit Properties Purchase Price") and to reimburse Seller for the Option Purchase Price and Seller's obligation to sell the Tax Credit Properties are set forth in the Tax Credit Properties Letter Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                            SELLER:

                                            CABOT OIL & GAS CORPORATION


                                            By:
                                               ---------------------------------
                                                     J.L. Batt
Attest:                                              Vice President


Lisa A. Machesney
Secretary

                         CRANBERRY PIPELINE CORPORATION


                                            By:
Attest:                                        ---------------------------------
                                                     Jeffrey W. Hutton
                                                     Vice President

Lisa A. Machesney
Secretary

                                            BIG SANDY GAS COMPANY


                                            By:
Attest:                                        ---------------------------------
                                                     Jeffrey W. Hutton
                                                     Vice President

Lisa A. Machesney
Secretary

Jeffery A. Bynum
Lomak Petroleum, Inc.
September 8, 1997
Page 20
                                            PURCHASER:

                                            LOMAK PETROLEUM, INC.


                                            By:
Attest:                                        ---------------------------------
                                                     Jeffery A. Bynum
                                                     Vice President

Secretary

Lomakfin.doc/ss

Jeffery A. Bynum
Lomak Petroleum, Inc.
September 8, 1997
Page 21